UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2023

AUDACY, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14461	23-1701044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Market Street, 4th Floor Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	AUD	New York Stock Exchange *
Indicate by check mark whether

*

On October 30, 2023, the NYSE filed a Form 25 relating to the delisting from the NYSE of our Class A common stock. The delisting is expected to become effective 10 days after the filing of the Form 25.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On November 7, 2023, the Board of Directors (the “Board”) of Audacy, Inc. (the “Company”), upon the recommendation of the Board’s Nominating / Corporate Governance Committee, increased the size of the Board from eight to nine persons. The Board determined that the new directorship be in Board Class II with a term expiring at the Company’s 2025 annual meeting of shareholders or until such director’s successor is duly elected and qualified.

The Board then, upon the recommendation of the Board’s Nominating / Corporate Governance Committee, elected Roger Meltzer (age 72) as a Class II director of the Company to fill the newly created vacancy. Mr. Meltzer has substantial experience serving as a director of entities that considered potential alternatives regarding debt restructurings.

In connection with his election, the Board determined that Mr. Meltzer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board therefore determined Mr. Meltzer to be independent in accordance with the applicable New York Stock Exchange and U.S. Securities and Exchange Commission rules and regulations. In connection with his appointment as an independent director and his prior experience, Mr. Meltzer was appointed to a newly created committee of the Board, the Special Review Committee (the “Special Review Committee”), as described below.

Mr. Meltzer is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Meltzer and any other persons pursuant to which he was selected as a director, other than the Director Agreement between the Company and Mr. Meltzer described in this Current Report on Form 8-K.

Mr. Meltzer will be compensated pursuant to the Company’s Non-Employee Director Compensation Policy, but will not be entitled to annual “Equity Compensation” provided thereunder.

In connection with his appointment to the Board, Mr. Meltzer entered into a Director Agreement with the Company. Mr. Meltzer will be covered by the Company’s directors and officers insurance policy and “tail” insurance policy. Further, Mr. Meltzer will be entitled to indemnification as a director of the Company to the fullest extent permitted by Pennsylvania Law in accordance with the terms of the Company’s amended and restated bylaws. The Director Agreement also provides for reimbursement of reasonable out-of-pocket expenses.

Special Review Committee

The Board has formed a Special Review Committee comprised of Mr. Meltzer as the chairman and sole member. The Special Review Committee is vested with the authority to conduct or authorize reviews into any matters germane to the potential restructuring of the Company as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Special Review Committee or any advisers engaged by the Special Review Committee.

In addition to normal compensation due to Mr. Meltzer pursuant to the Non-Employee Director Compensation Policy, Mr. Meltzer will receive an additional monthly fee of $28,334 for his service to the Special Review Committee and such committee fee shall be paid in advance, provided that the first payment shall cover the first two months of service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audacy, Inc.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Executive Vice President

Dated: November 8, 2023